Exhibit 99.1

For Immediate Release
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2014 Fourth Quarter and Full Year Results and Provides Fiscal 2015 Outlook
BROOMFIELD, Colo. - September 24, 2014 - Vail Resorts, Inc. (NYSE: MTN) today reported results for its fourth quarter and fiscal year ended July 31, 2014 and provided its outlook for the fiscal year ending July 31, 2015.

Highlights

•
Resort Reported EBITDA increased 11.6% to $268.8 million for fiscal 2014 compared to the prior fiscal year. This includes $9.8 million of expenses related to the Canyons integration and Park City Mountain Resort litigation.

•	Net income attributable to Vail Resorts, Inc. was $28.5 million for fiscal 2014.

•
Sales of season passes through September 21, 2014 for the upcoming 2014/2015 ski season were up approximately 14% in units and approximately 18% in sales dollars versus the comparable period in the prior year. Based on historical patterns, approximately 55% to 60% of our total sales are made by this date.

•
The Company issued its fiscal 2015 guidance range, including the addition of Park City Mountain Resort. Resort Reported EBITDA is expected to be between $340 million and $360 million, which includes approximately $5 million of litigation, transaction and integration expense related to Park City Mountain Resort and Canyons.

Commenting on the Company’s fiscal 2014 results, Rob Katz, Chief Executive Officer, said, “We are very pleased with our performance this fiscal year. We achieved record Resort revenue and Resort Reported EBITDA that reflects an outstanding season in Colorado, with a particularly strong spring break and late season, and significant year-over-year EBITDA growth in our Lodging business. We achieved these results despite near record low snowfall through January in the Tahoe region. Canyons and the Urban Ski Areas delivered strong results in line with our expectations. Our results continue to reflect increases in overall visitation, pricing, average guest spend and season pass sales. Summer revenue increased over the prior fiscal year as we continue to build out our summer activities, including new zip lines at Vail and Breckenridge, as well as challenge ropes courses at Vail and Heavenly.”
Katz added, “Total Mountain net revenue increased 11.1% for fiscal 2014. This was primarily driven by a 10.2% increase in total skier visits and a 14.4% increase in lift revenue. This included a 20.1% increase in season pass revenue, which represented approximately 40% of total lift revenue in fiscal 2014. Our Colorado resorts had a particularly strong year with 8.4% visitation growth, combined with an improvement in yields per skier visit in our ancillary ski school, food and beverage and retail / rental businesses. The challenging conditions in Tahoe resulted in a 16.2% decline in visits, with modestly lower declines in the ancillary lines of business. Overall, we are enthusiastic about the trends we saw last year in guest spending which supported our strong results.”
“Additionally, our Lodging business showed strong growth with net revenue increasing 14.8% compared to the prior fiscal year, and an increase in EBITDA of 37.5% primarily driven by increases in both the Average Daily Rate (ADR) and occupancy, leading to a 12.7% increase in Revenue per Available Room (RevPAR).”
Turning to our real estate business, Katz commented, “We are pleased with our Net Real Estate Cash Flow of $32.3 million. We closed on eleven One Ski Hill Place units and eight Ritz-Carlton Residences, Vail units. The resort real estate markets where we operate continue to show signs of modest improvement.”
Katz continued, “Our balance sheet continues to be very strong. We ended the fiscal year with $44.4 million of cash on hand and no borrowings under the revolver of our senior credit facility. Our Net Debt was 2.2 times trailing twelve months Total Reported EBITDA which includes $311.9 million of capitalized long-term obligations associated with the Canyons transaction. We redeemed $175 million in aggregate principal amount of our outstanding 6.50% Senior Subordinated Notes ("6.50% Notes") using cash on hand. At fiscal year end, we had $215 million in aggregate principal amount of the 6.50% Notes outstanding. This reduced our annual cash borrowing cost by approximately $11.4 million (before tax) without an impact to our Net Debt. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock. The quarterly dividend will be $0.4150 per share of common stock and will be payable on October 22, 2014 to shareholders of record on October 7, 2014.
Commenting on the Company’s recent acquisition of Park City Mountain Resort, Katz said, “This is truly a transformative acquisition for Vail Resorts. Park City Mountain Resort is an iconic brand in the ski industry and we are thrilled to welcome the resort, its guests and employees to our Company. We have added access to Park City Mountain Resort to the Epic Pass and Epic Local Pass, and the Epic Pass now provides skiers and riders unlimited and unrestricted access to the best resorts in Colorado, Utah and Tahoe, as well as five days of skiing in each of Switzerland, France and Japan.
We anticipate that Park City Mountain Resort will contribute approximately $35 million of EBITDA in fiscal 2015, excluding litigation, transaction and integration expenses, which we estimate will be approximately $5 million in fiscal 2015. We expect to generate significant additional EBITDA growth as we implement our plans to combine the ski experience of Park City Mountain Resort and Canyons into the largest mountain resort in the United States with over 7,000 acres of skiable terrain. We believe the combined resort, with an unparalleled location in Park City, will attract destination skiers from across the United States and around the world and will drive season pass sales, visitation and ancillary business. We intend to build the lift and other infrastructure that will connect the two resorts during the summer of 2015 and will be looking to upgrade or add new lifts, restaurants and snowmaking capabilities at both resorts, all subject to regulatory approval. We intend to provide more detail on our full capital plans in March 2015. We look forward to working with the Park City community as well as local and county officials to finalize this plan.”
Operating Results
A complete “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section can be found in the Company’s Form 10-K for the fiscal year ended July 31, 2014 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•	Total skier visits for fiscal 2014 increased to 7.7 million, from 7.0 million in fiscal 2013, a 10.2% increase.

•	Season pass revenue increased $29.6 million, or 20.1%, compared to the prior fiscal year.

•	Effective Ticket Price (“ETP”), excluding season pass holders, increased $3.72, or 4.9%, compared to the prior fiscal year.

•	Mountain Reported EBITDA for fiscal 2014 increased $23.4 million, or 10.2%, to $252.1 million, compared to the prior fiscal year.

•	Mountain Reported EBITDA includes $10.3 million and $9.0 million of stock-based compensation expense for fiscal 2014 and fiscal 2013, respectively.

Lodging Segment

•
Lodging segment net revenue was $242.3 million for fiscal 2014 compared to $211.0 million for the prior fiscal year, a 14.8% increase. Excluding the operations of Canyons and payroll cost reimbursements related to managed hotel properties, total Lodging revenues increased 7.8% over the prior fiscal year.

•	For fiscal 2014, ADR increased 2.6% and RevPAR increased 12.7% at the Company’s owned hotels and managed condominiums, excluding Canyons, compared to the prior fiscal year.

•	Lodging Reported EBITDA increased 37.5% to $16.7 million for fiscal 2014 compared to the prior fiscal year.

•	Lodging Reported EBITDA includes $2.2 million and $1.9 million of stock-based compensation expense for fiscal 2014 and fiscal 2013, respectively.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $1,205.9 million for fiscal 2014, an increase of 11.8%, compared to the prior fiscal year.

•	Resort Reported EBITDA increased 11.6% to $268.8 million for fiscal 2014, compared to the prior fiscal year.

Real Estate Segment

•	Real Estate segment net revenue increased $6.5 million, or 15.3%, compared to the prior fiscal year, to $48.8 million in fiscal 2014.

•
Net Real Estate Cash Flow (a non-GAAP measure defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, non-cash stock-based compensation expense, and change in real estate deposits and recovery of previously incurred project costs less investment in real estate) was $32.3 million for fiscal 2014.

•
Real Estate Reported EBITDA was negative $7.0 million for fiscal 2014, compared to negative $9.1 million for the prior fiscal year. Real Estate Reported EBITDA includes $1.7 million and $1.4 million of stock-based compensation expense for fiscal 2014 and fiscal 2013, respectively.

Total Performance

•	Total net revenue was $1,254.6 million for fiscal 2014 compared to $1,120.8 million in the prior fiscal year, an 11.9% increase.

•
Net income attributable to Vail Resorts, Inc. was $28.5 million, or $0.77 per diluted share, for fiscal 2014, compared to net income attributable to Vail Resorts, Inc. of $37.7 million, or $1.03 per diluted share, in the prior fiscal year. Net income was impacted by a loss on extinguishment of debt of $10.8 million for the early redemption of $175 million of our 6.50% Notes.

Season Pass Sales and Other Indicators
Commenting on season pass sales, Katz said "We are incredibly pleased with our season pass sales to date. Through September 21, 2014, season pass sales are up 14% in units and 18% in sales dollars, compared to the prior year period ended September 22, 2013. It is a very good sign that we have been able to maintain our growth rates from the spring, reflecting strong guest enthusiasm for our pass products, which we believe represents the best value in the entire ski industry. As always, we do expect our season pass growth rates to come down by the end of our selling season, given that some of our increase is driven by our efforts to encourage guests to purchase their passes earlier in the year. Typically at this point in the year, we have sold approximately 55% to 60% of our season passes for the upcoming ski season."

Guidance
Commenting on guidance for fiscal 2015, Katz said, “We estimate Resort Reported EBITDA for fiscal 2015 will be between $340 million and $360 million, which includes approximately $5 million of litigation, transaction and integration expense. Included in our estimates for fiscal 2015 Resort Reported EBITDA is approximately $35 million of incremental Resort Reported EBITDA from the addition of Park City Mountain Resort. We expect Resort EBITDA Margin (defined as Resort Reported EBITDA divided by Resort net revenue) to be approximately 25.3% in fiscal 2015, using the midpoint of the guidance range. This is an estimated 3.0 percentage point increase over fiscal 2014. We estimate fiscal 2015 Real Estate Reported EBITDA to be between negative $13 million and negative $6 million. Net Real Estate Cash Flow is expected to be between $10 million and $20 million. Net income attributable to Vail Resorts, Inc. is expected to be between $75.5 million and $100.5 million in fiscal 2015.
The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2015, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2015.

	Fiscal 2015 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2015
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$324,000	$338,000
Lodging Reported EBITDA (2)	13,000	25,000
Resort Reported EBITDA (3)	340,000	360,000
Real Estate Reported EBITDA (4)	(13,000)	(6,000)
Total Reported EBITDA	327,000	354,000
Depreciation and amortization	(147,000)	(140,000)
Change in fair value of contingent consideration (5)	—	—
Loss on disposal of fixed assets, net	(2,000)	(800)
Investment income, net	200	500
Interest expense	(57,000)	(54,000)
Loss on extinguishment of debt	—	—
Income before provision for income taxes	121,200	159,700
Provision for income taxes	(45,800)	(59,400)
Net income	75,400	100,300
Net loss attributable to noncontrolling interests	100	200
Net income attributable to Vail Resorts, Inc.	$75,500	$100,500

(1) Mountain Reported EBITDA includes approximately $12 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.

(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low or high end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.
(4) Real Estate Reported EBITDA includes approximately $1 million of stock-based compensation.
(5) Our guidance excludes any change in the fair value of contingent consideration which is based upon, among other things, financial projections including long-term growth rates for Canyons and Park City Mountain Resort, which such change may be material.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 310-8725 (U.S. and Canada) or (719) 325-2131 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through October 8, 2014, at 2:30 p.m. eastern time.  To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 3106981.  The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons and Park City Mountain Resort in Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***
Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to successfully initiate, complete and sell our real estate development projects and achieve the anticipated financial benefits from such projects; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; risks related to federal, state and local government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Canyons or Park City Mountain Resort; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; and a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2014.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Resort EBITDA Margin, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. For Resort, we define Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, non-cash stock-based compensation expense, and change in real estate deposits and recovery of previously incurred project costs less investment in real estate. For the Lodging segment, we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA, which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
***

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2014	2013	2014	2013
Net revenue:
Mountain	$53,999	$51,844	$963,573	$867,514
Lodging	62,593	58,089	242,287	210,974
Real estate	18,896	2,372	48,786	42,309
Total net revenue	135,488	112,305	1,254,646	1,120,797
Segment operating expense:
Mountain	111,198	103,208	712,785	639,706
Lodging	62,217	56,758	225,563	198,813
Real estate	20,144	8,741	55,826	58,090
Total segment operating expense	193,559	168,707	994,174	896,609
Other operating expense:
Depreciation and amortization	(34,653)	(33,861)	(140,601)	(132,688)
Change in fair value of contingent consideration	(1,400)	—	(1,400)	—
Loss on disposal of fixed assets, net	(369)	(465)	(1,208)	(1,222)
Gain on sale of real property	—	6,675	—	6,675
(Loss) income from operations	(94,493)	(84,053)	117,263	96,953
Mountain equity investment (loss) income, net	(20)	92	1,262	891
Investment income, net	86	45	375	351
Interest expense	(15,252)	(13,698)	(63,997)	(38,966)
Loss on extinguishment of debt	(10,831)	—	(10,831)	—
(Loss) income before provision for income taxes	(120,510)	(97,614)	44,072	59,229
Benefit (provision) for income taxes	45,087	37,710	(15,866)	(21,619)
Net (loss) income	$(75,423)	$(59,904)	$28,206	$37,610
Net loss attributable to noncontrolling interests	68	36	272	133
Net (loss) income attributable to Vail Resorts, Inc.	$(75,355)	$(59,868)	$28,478	$37,743
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(2.08)	$(1.67)	$0.79	$1.05
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(2.08)	$(1.67)	$0.77	$1.03
Cash dividends declared per share	$0.4150	$0.2075	$1.245	$0.79
Weighted average shares outstanding:
Basic	36,192	35,931	36,127	35,859
Diluted	36,192	35,931	37,057	36,733
Other Data:
Mountain Reported EBITDA	$(57,219)	$(51,272)	$252,050	$228,699
Lodging Reported EBITDA	$376	$1,331	$16,724	$12,161
Resort Reported EBITDA	$(56,843)	$(49,941)	$268,774	$240,860
Real Estate Reported EBITDA	$(1,248)	$306	$(7,040)	$(9,106)
Total Reported EBITDA	$(58,091)	$(49,635)	$261,734	$231,754
Mountain stock-based compensation	$2,635	$1,999	$10,292	$9,007
Lodging stock-based compensation	$604	$481	$2,203	$1,917
Resort stock-based compensation	$3,239	$2,480	$12,495	$10,924
Real Estate stock-based compensation	$446	$325	$1,729	$1,425
Total stock-based compensation	$3,685	$2,805	$14,224	$12,349

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except effective ticket price (“ETP”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
Net Mountain revenue:
Lift	$—	$—	—%	$447,271	$390,820	14.4%
Ski school	—	—	—%	109,442	95,254	14.9%
Dining	7,523	7,100	6.0%	89,892	81,175	10.7%
Retail/rental	21,986	22,615	(2.8)%	210,387	199,418	5.5%
Other	24,490	22,129	10.7%	106,581	100,847	5.7%
Total Mountain net revenue	$53,999	$51,844	4.2%	$963,573	$867,514	11.1%
Mountain operating expense:
Labor and labor-related benefits	$38,706	$37,129	4.2%	$264,849	$238,479	11.1%
Retail cost of sales	11,820	13,270	(10.9)%	87,929	88,500	(0.6)%
Resort related fees	1,176	1,140	3.2%	47,508	41,970	13.2%
General and administrative	28,578	26,240	8.9%	136,133	119,938	13.5%
Other	30,918	25,429	21.6%	176,366	150,819	16.9%
Total Mountain operating expense	$111,198	$103,208	7.7%	$712,785	$639,706	11.4%
Mountain equity investment (loss) income, net	(20)	92	(121.7)%	1,262	891	41.6%
Mountain Reported EBITDA	$(57,219)	$(51,272)	(11.6)%	$252,050	$228,699	10.2%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2014	2013	(Decrease)	2014	2013	(Decrease)
Lodging net revenue:
Owned hotel rooms	$16,256	$14,883	9.2%	$53,199	$48,449	9.8%
Managed condominium rooms	8,740	7,957	9.8%	55,214	44,486	24.1%
Dining	13,007	11,663	11.5%	44,023	33,809	30.2%
Transportation	2,517	2,032	23.9%	22,006	19,602	12.3%
Golf	7,768	7,526	3.2%	15,410	15,237	1.1%
Other	11,979	11,694	2.4%	42,204	38,562	9.4%
	60,267	55,755	8.1%	232,056	200,145	15.9%
Payroll cost reimbursements	2,326	2,334	(0.3)%	10,231	10,829	(5.5)%
Total Lodging net revenue	$62,593	$58,089	7.8%	$242,287	$210,974	14.8%
Lodging operating expense:
Labor and labor-related benefits	$28,447	$26,431	7.6%	$105,288	$92,737	13.5%
General and administrative	7,209	6,630	8.7%	32,109	28,446	12.9%
Other	24,235	21,363	13.4%	77,935	66,801	16.7%
	59,891	54,424	10.0%	215,332	187,984	14.5%
Reimbursed payroll costs	2,326	2,334	(0.3)%	10,231	10,829	(5.5)%
Total Lodging operating expense	$62,217	$56,758	9.6%	$225,563	$198,813	13.5%
Lodging Reported EBITDA	$376	$1,331	(71.8)%	$16,724	$12,161	37.5%

Owned hotel statistics:
ADR	$195.47	$185.41	5.4%	$211.18	$203.61	3.7%
RevPar	$120.47	$110.94	8.6%	$134.60	$122.77	9.6%
Managed condominium statistics:
ADR	$216.29	$215.13	0.5%	$339.29	$333.98	1.6%
RevPar	$44.65	$36.61	22.0%	$95.30	$83.48	14.2%
Owned hotel and managed condominium statistics (combined):
ADR	$202.51	$194.78	4.0%	$271.23	$264.36	2.6%
RevPar	$74.66	$64.99	14.9%	$108.39	$96.14	12.7%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2014	2013
Real estate held for sale and investment	$157,858	$195,230

Total Vail Resorts, Inc. stockholders’ equity	820,843	823,868

Long-term debt	625,600	795,928
Long-term debt due within one year	1,022	994
Total debt	626,622	796,922
Less: cash and cash equivalents	44,406	138,604
Net debt	$582,216	$658,318

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Resort EBITDA Margin, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Resort EBITDA Margin, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue, which is not a measure of financial performance under GAAP, as the Company believes it is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment.
Presented below is a reconciliation of Total Reported EBITDA to net (loss) income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and twelve months ended July 31, 2014 and 2013.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2014	2013	2014	2013
Mountain Reported EBITDA	$(57,219)	$(51,272)	$252,050	$228,699
Lodging Reported EBITDA	376	1,331	16,724	12,161
Resort Reported EBITDA*	(56,843)	(49,941)	268,774	240,860
Real Estate Reported EBITDA	(1,248)	306	(7,040)	(9,106)
Total Reported EBITDA	(58,091)	(49,635)	261,734	231,754
Depreciation and amortization	(34,653)	(33,861)	(140,601)	(132,688)
Change in fair value of contingent consideration	(1,400)	—	(1,400)	—
Loss on disposal of fixed assets, net	(369)	(465)	(1,208)	(1,222)
Investment income, net	86	45	375	351
Interest expense, net	(15,252)	(13,698)	(63,997)	(38,966)
Loss on extinguishment of debt	(10,831)	—	(10,831)	—
(Loss) income before provision for income taxes	(120,510)	(97,614)	44,072	59,229
Benefit (provision) for income taxes	45,087	37,710	(15,866)	(21,619)
Net (loss) income	$(75,423)	$(59,904)	$28,206	$37,610
Net loss attributable to noncontrolling interests	68	36	272	133
Net (loss) income attributable to Vail Resorts, Inc.	$(75,355)	$(59,868)	$28,478	$37,743

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2014.

	(In thousands) (Unaudited) As of July 31, 2014
Long-term debt	$625,600
Long-term debt due within one year	1,022
Total debt	626,622
Less: cash and cash equivalents	44,406
Net debt	$582,216
Net debt to Total Reported EBITDA	2.2	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2014.

	(In thousands) (Unaudited) Three Months Ended July 31, 2014	(In thousands) (Unaudited) Twelve Months Ended July 31, 2014
Real Estate Reported EBITDA	$(1,248)	$(7,040)
Non-cash Real Estate cost of sales	14,766	37,400
Non-cash Real Estate stock-based compensation	446	1,729
Change in Real Estate deposits and recovery of previously incurred project costs less investments in Real Estate	(2,564)	187
Net Real Estate Cash Flow	$11,400	$32,276

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for fiscal 2015 guidance.

	(In thousands) (Unaudited) Twelve Months Ended July 31, 2014	(In thousands) (Unaudited) Fiscal 2015 Guidance**
Resort net revenue*	$1,205,860	$1,381,000
Resort EBITDA*	268,774	350,000
Resort EBITDA margin*	22.3%	25.3%

* Resort represents the sum of Mountain and Lodging
**Represents the mid-point range of Guidance